Exhibit 4.1

STATE OF DELAWARE

CERTIFICATE NO.	NUMBER OF SHARES
[ ]	[ ]

JPMORGAN CHASE & CO.

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

Authorized [            ] Shares of

5.50% Non-Cumulative Preferred Stock, Series O, Par Value $1.00 Per Share

This certifies that Computershare Shareowner Services LLC, as Depositary, is the owner of [            ] shares of 5.50% Non-Cumulative Preferred Stock, Series O, par value $1.00 per share, of JPMorgan Chase & Co., a Delaware corporation (the “Corporation”), fully paid and non-assessable, transferable only upon the books of the Corporation, in person or by attorney, upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officers this [        ] day of [            ], [        ].

__________________	__________________
_______________________	__________________________

The Corporation will furnish, without charge to each stockholder who so requests, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

FOR VALUE RECEIVED, _____________________ does hereby sell, assign and transfer unto ______________________________ (            ) Shares represented by within Certificate, and does hereby irrevocably constitute and appoint _________________________ as its attorney to transfer such Shares on the books and records of the Corporation with full power of substitution in the premises.

Dated: _________________, 20__.

In presence of:	Stockholder:

Name:	Name: